Exhibit 99.1

Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
Bryan Berndt	Pamela Blum
VP & Treasurer	Director of Corporate Communications
212-658-5817	212-658-5884
bryan.berndt@bowne.com	pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE AMENDS AND EXTENDS ITS REVOLVING CREDIT FACILITY
Extends Maturity through 2013, Attains More Favorable Covenants and Retains Total Committed Amount of Existing Revolver
NEW YORK, October 20, 2009 — Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications, today announced that it has received commitments from its bank group to amend its credit facility and extend its maturity through May 2013. J.P. Morgan Securities, Inc. and Banc of America Securities LLC were Joint Lead Arrangers for the Facility.
Additionally, under the terms of the amended facility, the minimum fixed charge coverage ratio will be 1.0x at all times, and the Company will be afforded increased flexibility related to cash dividends and acquisitions.
“Although our existing facility does not expire until May 2011, we decided to take the opportunity to amend and extend our revolving credit facility now, given recent improvements in market conditions, our improved capital structure, and our bank group’s continued support of our business,” said Dave Shea, Chairman and CEO.
As with the existing facility, the $123.0 million Revolving Credit Facility (“Revolver”) will have an interest rate of LIBOR plus 4.00% in the case of Eurodollar loans, or a base rate plus 3.00% in the case of Base Rate loans, and borrowings will be subject to certain levels of receivables and inventories.
About Bowne
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne’s integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 2,800 employees in 50 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
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